UNITED STATES BANKRUPTCY COURT
              FOR THE DISTRICT OF COLORADO

In re:
                                        Case No. 96-23391 DEC
ROUND THE CORNER RESTAURANTS,
INC., a Colorado corporation,
EIN:  84-0586003,
                                        Chapter 11
      Debtor-In-Possession.

                       SETTLEMENT AGREEMENT


     This Settlement Agreement ("Agreement"), is entered into this 29th day of August, 1997, between Round The Comer Restaurants, Inc. ("RTC"), and Good Times Restaurants, Inc. ("Good Times"), for and in consideration of the mutual covenants contained herein and for the payment by RTC to Good Times of the sum of three-hundred-thousand dollars ($300,000.00), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

                            RECITALS

     A. RTC operates a chain of specialty restaurants along the Front Range of Colorado,with most locations being in the greater
Denver metropolitan area.

     B. On or about February October 25, 1996 RTC filed its voluntary petition under Chapter 11 of the United States
Bankruptcy Code, Case No. 96-23391 DEC ("Case").

     C. Good Times asserts it is both a secured and unsecured creditor in the Case. Good Times status as a creditor arises from its sale of RTC to Hot Concepts, LLC ("Hot Concepts") in October of 1995, and various promissory notes and security agreements executed in its favor by RTC at the time of that sale ("Sale"). Further, even after the Sale of RTC to Hot Concepts, Good Times continued to pay monthly rent at various RTC retail restaurant locations as it remains liable as a guarantor for the rents due thereon.

     D. Good Times may also possess a right to assert claims in the RTC Case as a result of its status as both an unsecured and secured creditor, for any claims w@ich may have arisen as a result of its payments of post-petition monthly rents on RTC retail locations, and for damages arising from RTC's rejection of various leases during the Case.

     E. The undersigned, (hereinafter collectively referred to as the "Parties") have reached an agreement to settle all differences which exist between them related to the Good Times status as a creditor in the Case.



                                    AGREEMENT

     1. In conjunction with the execution of this Agreement, RTC agrees to pay Good Times the sum of three-hundred-thousand dollars ($300,000.00), ("Funds") solely from the proceeds of a separate settlement agreement reached with the Einstein/Noah Bagel Corporation ("Einsteins") as follows: one payment of $80,000.00, due upon the entry of a final court order approving both this Agreement, and the agreement to be entered into with Einsteins and the closing on the sale of RTC's Table Mesa location to Einsteins; $110,000.00 due within two (2) business days of RTC's receipt of the second installment payment from Einsteins in the amount of $110,000.00, pursuant to that agreement, and $110,000.00 due within two (2) business days of RTC's receipt of the third $110,000.00 installment payment due from Einsteins. The Second $110,000 is due from Einstein by no later than December 1, 1997, and the third installment payment is due from Einsteins by no later than March 1, 1998.

     2. RTC has further agreed to assume and assign to Good Times its retail restaurant locations, including all rights, title to and interest in the restaurant equipment used therein and Good Times shall have the right to operate without charge under the "RTC" name and a separate motion has been filed and noticed to creditors setting forth the terms and conditions for said assumption and assignment, said restaurants being at the following locations:

a.    Colorado Boulevard Restaurant Lease:
      1550 S. Colorado Blvd.
      Denver, CO 80210

b.    Crossroads Mall Lease:
      1600 - 28th Street
      Boulder, CO 80501

     The Motion regarding these restaurant locations was filed on August 4, 1997 with an objection date of August 28, 1997.

     3. Upon a final Court Order approving this Agreement RTC shall transfer, sell and assign to Good Times all of its rights, title to and interest in the following personal property:

     a. All rights, title to and interest in the restaurant equipment used at its Aurora Mall and Westland locations, which restaurant locations are no longer in operation;

     b. All rights, title to and interest in the restaurant equipment used at its Table Mesa location, upon the closing of the sale of said location to Einsteins; and

     c. All rights, title to and interest in one 7000 Panasonic point-of-sale system.

     4. In exchange for the above, upon a final Court Order approving this Agreement, and upon completion of RTC's performance hereunder, including but not limited to Good Times' receipt of the $300,000 described in paragraph 1 above, Good Times shall:

     a. Waive any and all claims of any kind whatsoever it may possess against RTC as a result of the Case or the Sale;

     b. Execute any and all documents necessary to release any security interests it may possess in any real property or personal property owned by RTC;

     C. Cancel all indebtedness which may be owed to it by RTC and mark as paid any and all promissory notes which have been executed by RTC and return same to RTC;

     d.  Withdraw any proof of claim filed in the Case;

     e. Waive any claim it may possess to further payment to it by RTC under any Plan Of Reorganization which may be filed by RTC and submitted for Court approval in the Case;

     f. Vote in support of the support any Plan Of Reorganization which may be filed by RTC and submitted for Court approval in the Case which incorporates the terms of this Agreement;

     g. Deem any indebtedness it claims to be owed by RTC discharged in the RTC Case.

     h. Release Hot Concepts from any and all claims it may possess against Hot Concepts;

     i. Agree to indemnify RTC for any and all claims which might be asserted against RTC and its' principals at any time now or in the future as a result of Good Times' agreement to operate the RTC restaurant locations and restaurant equipment referenced in Paragraph two (2) above, and to maintain at all times liability insurance in an amount of not less than $1,000,000 per occurrence, in support of the indemnification agreement as set forth herein.

     j. Assume responsibility for payment of any and all costs, expenses and any and all other liabilities, known or unknown, associated with the Good Times' agreement to operate the RTC restaurant locations referenced in Paragraph two (2) above.

     5. Except for the obligations and rights set forth in this Agreement, Good Times and RTC shall, for themselves, their successors, their assigns, and for anyone claiming by or through them, shall, upon Court approval of this Settlement Agreement and full performance hereunder, be deemed to have hereby released and forever discharged each other, their officers, directors, partners, employees, agents, representatives, successors, assigns and the like, and their administrators an assigns, from any claims they may possess.

     6. As further consideration for this Agreement, the Parties hereto warrant that no promise or agreement that is not expressed in this Agreement has been made to any party hereby released; in executing this release, the Parties are not relying upon any statement or representation made by the parties, agents or attorneys concerning any matter or thing, but are relying solely upon their own judgment and knowledge that the within referenced consideration is received by each party in full settlement and satisfaction of all the aforesaid claims and demands; that in determining said consideration there has been taken into consideration not only any ascertained or estimated damages and expenses involved with the Case, but also the possibility that any damages allegedly sustained may be indefinite, or the consequences not now anticipated may result from events which have occurred.

     7. As further consideration for this Agreement, the Parties acknowledge that this Agreement is not to be construed as an admission of any allegation of law or fact on the part of either Party, but rather is a settlement of a disputed claim made to forgo the expense and uncertainty of litigation which might have arisen during the Case and in the absence of this Agreement.

     8. The Parties represent that they have full authority to execute this Agreement and that this Agreement constitutes the entire agreement between the parties and supersedes any aid all prior agreements whether oral or written as to the subject matters hereof.

     9. Promptly after the execution of this Agreement, RTC shall submit the Agreement for Court approval, which must be obtained on or before October 15, 1997. Accordingly, all obligations and rights of the Parties to this Agreement are contingent upon the approval of this Agreement by the United States Bankruptcy Court in Case No. 96-23391 DEC on or before October 15, 1997.

     10. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the laws of the State of Colorado. Jurisdiction over any dispute which may arise with respect to this Agreement shall be proper only in the United States Bankruptcy Court for the District of Colorado.

     11. This Agreement may be executed in any number of counterparts which when read together shall constitute one complete and binding original
Agreement.  It shall be acceptable for the Parties     to provide signatures
via telecopier.

         DATED this 29th day of August, 1997.
         ROUND THE CORNER RESTAURANTS, INC.
         By:     /S/ Don Beck
                       Don Beck, President

                   GOOD TIMES RESTAURANTS, INC.



                       By: /s/ Boyd Hoback
                              Boyd E. Hoback, President
                    APPROVED AS TO FORM:
                    BASS & MILLER, LLP

                         By: /s/ William M. Bass
                          William M. Bass, #13650
                          David M. Miller, #17915
                          455 Sherman Street, Suite 450
                          Denver, Colorado 80203
                          Telephone: (303) 722-6936

         ATTORNEYS FOR ROUND THE CORNER RESTAURANTS, INC.

                             COHEN, BRAME & SMITH, P.C,

                                 By: /s/ Roger C. Cohen
                                 Roger C. Cohen #3515
                                 1700 Lincoln Street, Suite 1800
                                 Denver, Colorado 80203
                                 Telephone: (303) 837-8800

              ATTORNEYS FOR GOOD TIMES RESTAURANTS, INC.